Exhibit 99.2

For Further Information Contact:
For Immediate Release	Robert E. Phaneuf
Monday, April 2, 2007	Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES REPORTS

CORRECTION TO FOURTH QUARTER 2006 RESULTS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) announced today that its press release issued earlier today entitled “RAM Energy Resources Reports Year End and Fourth Quarter 2006 Results: Key Operating and Financial Highlights,” contained an error in its statement of fourth quarter production. The error does not affect reported year-end 2006 financial statements or the Selected Quarterly Financial Data statement contained in the company’s 10-K and in the original press release issued today.

Total production for the fourth quarter 2006 was 317,000 barrels of oil equivalent (BOE), as opposed to 301,000 BOE as originally reported. Other calculations in the text of the release based on per BOE amounts, in particular, the company’s realized price of oil per barrel, production costs per BOE, production taxes per BOE and general and administrative expenses per BOE also are corrected by this release. The accompanying table details the corrections under the heading Quarter Ended 12/31/06 Adjusted.

RAM to Webcast Fourth-Quarter and Year-end 2006 Conference Call

The company’s teleconference call to review fourth quarter and year-end 2006 results will be broadcast live on a listen-only basis over the internet on Tuesday, April 3, 2007, at 3 p.m. Central Time. Interested parties may access the webcast by visiting the RAM website at www.ramenergy.com and selecting the microphone icon. The teleconference may be accessed by dialing 1(888)396-2356 and providing the call identifier “66484342” to the operator. The

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webcast and the accompanying slide presentation will be available for replay at the company’s website. An audio replay will be available until April 10, 2007, by dialing 1(888)286-8010.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address production, future production, exploitation activities, operating costs, realized prices of oil and gas, the impact of oil and gas derivative financial instruments, and events or developments that the company expects or believes are forward-looking statements. Although RAM believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by governments as a result of political and economic conditions or other factors, inflation rates, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM is an independent energy company engaged in the acquisition, exploitation and exploration of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq Exchange under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

-Table follows-

RAM Energy Resources, Inc.
Corrected Data

Quarter ended
12/31/2006
Adjusted

BOE produced	317,000

Oil price (per Bbl)	$58.06
BOE price	$47.20

Costs and expenses per BOE:
production costs	$15.91
production taxes	$2.53
general and administrative	$9.30